Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-126551 and No. 333-151903) and the registration statements on Form S-3 (No. 333-117022, No. 333-127857, No. 333-133729 and No. 333-113824) of our report dated March 25, 2009 (which expresses an unqualified opinion and includes explanatory paragraphs related to the entity’s ability to continue as a going concern, the adoption of Financial Accounting Standards Board Staff Position on No. EITF 00-19-2, Accounting for Registration Payment Arrangements, and that certain prior year amounts have been restated) with respect to our audit of the consolidated financial statements of ADVENTRX Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2008 and 2007, and for the years then ended, and for the period from January 1, 2002 through December 31, 2008, which report appears in this Annual Report on Form 10-K for the year ended December 31, 2008.
/s/ J.H. COHN LLP
San Diego, California
March 25, 2009